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                            ASSET PURCHASE AGREEMENT


                                      AMONG


                   THE SOURCE INFORMATION MANAGEMENT COMPANY,


                                   MYCO, INC.


                                       AND


                                    RY, INC.



                               February 26, 1999

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



                               TABLE OF CONTENTS
                                                                                               Page
1.       Definitions.............................................................................1

2.       Basic Transaction.......................................................................9
         (a)      Purchase and Sale of Assets....................................................9
         (b)      Assumption of Liabilities......................................................9
         (c)      Initial Purchase Price.........................................................9
         (d)      The Closing....................................................................9
         (e)      Deliveries at the Closing......................................................9
         (f)      Additional Purchase Price.....................................................10
         (g)      Allocation....................................................................11

3.       Representations and Warranties of the Sellers..........................................11
         (a)      Organization of the Sellers...................................................11
         (b)      Authorization of Transaction..................................................11
         (c)      Noncontravention..............................................................11
         (d)      Brokers' Fees.................................................................12
         (e)      Title to Assets...............................................................12
         (f)      Subsidiaries..................................................................12
         (g)      Financial Statements..........................................................12
         (h)      Events Subsequent to Most Recent Fiscal Year End..............................13
         (i)      Undisclosed Liabilities.......................................................16
         (j)      Legal Compliance..............................................................16
         (k)      Tax Matters...................................................................16
         (l)      Real Property.................................................................18
         (m)      Intellectual Property.........................................................20
         (n)      Tangible Assets...............................................................24
         (o)      Inventory.....................................................................24
         (p)      Contracts.....................................................................24
         (q)      Notes and Accounts Receivable.................................................26
         (r)      Powers of Attorney............................................................26
         (s)      Insurance.....................................................................26
         (t)      Litigation....................................................................27
         (u)      Product Warranty..............................................................27
         (v)      Product Liability.............................................................27
         (w)      Employees.....................................................................28
         (x)      Employee Benefits.............................................................28
         (y)      Guaranties....................................................................31
         (z)      Environment, Health, and Safety...............................................31
         (aa)     Certain Business Relationships With the Sellers...............................32
         (ab)     Disclosure....................................................................32



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
                               TABLE OF CONTENTS
                                                                                               Page
4.       Representations and Warranties of the Buyer............................................32
         (a)      Organization of the Buyer.....................................................33
         (b)      Authorization of Transaction..................................................33
         (c)      Noncontravention..............................................................33
         (d)      Brokers' Fees.................................................................33

5.       Pre-Closing Covenants..................................................................34
         (a)      General.......................................................................34
         (b)      Notices and Consents..........................................................34
         (c)      Operation of Business.........................................................34
         (d)      Preservation of Business......................................................35
         (e)      Reasonable Access.............................................................35
         (f)      Notice of Developments........................................................35
         (g)      Exclusivity...................................................................35
         (h)      Title Insurance...............................................................35
         (i)      Surveys.......................................................................36

6.       Conditions to Obligation to Close......................................................36
         (a)      Conditions to Obligation of the Buyer.........................................36
         (b)      Conditions to Obligation of the Sellers.......................................38

7.       Termination............................................................................39
         (a)      Termination of Agreement......................................................39
         (b)      Effect of Termination.........................................................41

8.       Miscellaneous..........................................................................41
         (a)      Survival of Representations and Warranties....................................41
         (b)      Press Releases and Public Announcements.......................................41
         (c)      No Third Party Beneficiaries..................................................41
         (d)      Entire Agreement..............................................................41
         (e)      Succession and Assignment.....................................................41
         (f)      Counterparts..................................................................42
         (g)      Headings......................................................................42
         (h)      Notices.......................................................................42
         (j)      Amendments and Waivers........................................................44
         (k)      Severability..................................................................44
         (l)      Expenses......................................................................44
         (m)      Incorporation of Exhibits and Schedules.......................................45
         (n)      Specific Performance..........................................................45
         (o)      Bulk Transfer Laws............................................................45





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Exhibit A -- Agreement with Seller Stockholders
Exhibit B -- Allocation Schedule
Exhibit C -- Forms of Assignments
Exhibit D -- Form of Assumption
Exhibit E -- EBITDA Schedule
Exhibit F -- Historical Financial Statements
Exhibit G-1 -- Form of Employment and Noncompetition Agreement (Robert Yedor) Exhibit G-2 -- Form of Employment and Noncompetition Agreement (Hugh Shannon) Exhibit G-3 -- Form of Employment and Noncompetition Agreement (Jack Quinn) Exhibit H -- Form of Opinion of Counsel to Sellers
Exhibit I -- Form of Opinion of Counsel to Buyer
Exhibit J -- Certified Copy of Land Trust
Exhibit K -- Industrial Revenue Bonds Assumption Agreement
Disclosure Schedule -- Exceptions to Representations and Warranties c

                            ASSET PURCHASE AGREEMENT

         AGREEMENT entered into on February 26, 1999, by and among THE SOURCE INFORMATION MANAGEMENT COMPANY, a Missouri corporation (the "Buyer"), MYCO, INC., an Illinois corporation, and RY, INC., an Illinois corporation (MYCO, Inc. and RY, Inc. referred to collectively as "Sellers" and individually as a "Seller"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Sellers in return for cash and stock.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Acquired Assets" means all right, title, and interest in and to all of the assets of the Sellers, including all of their (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments,


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Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash, which are assumed by Buyer pursuant to this Agreement and (in) the name "MYCO, Inc."; provided, however, that the Acquired Assets shall not include (i) the corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as corporations or
(ii) any of the rights of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

         "Additional Purchase Price" has the meaning set forth in ss.2(f) below.

         "Adjusted EBITDA" has the meaning set forth on Exhibit E hereto.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a).

         "Agreement with Seller Stockholder" means the Agreement with Seller Stockholder entered into concurrently herewith and attached hereto as Exhibit A.



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



         "Assumed Liabilities" means (a) all Liabilities of the Sellers set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (b) all Liabilities of the Sellers which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) all Liabilities of the Sellers for unpaid Taxes with respect to periods prior to the Closing for which the return is due after the Closing up to an amount computed in accordance with the past custom and practice of the Sellers in filing their Tax Returns, (d) all obligations of the Sellers under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, and (e) all other Liabilities and obligations of the Sellers set forth in an appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; provided, however, that the Assumed Liabilities shall not include
(i) any Liability of the Sellers for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Sellers are transferring the Acquired Assets, or because the Sellers have deferred gain on any Deferred Intercompany Transaction), (ii) any Liability of the Sellers for the unpaid Taxes of any Person (other than either Seller) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of the Sellers to indemnify any Person (including any of the Seller Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of either Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),
(iv) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (except for Sellers' 1997 and 1998 audit costs upon Closing of this transaction or failure to close because of breach of this Agreement by Buyer) or (v) any


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Liability or obligation of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

         "Auditor" has the meaning set forth in ss.2(f) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Plan" means The Source Company 401(k) Plan sponsored by the
Buyer.

         "Buyer Stock" means common stock, par value $.01 per share, of the Buyer.

         "Calculation" has the meaning set forth in ss.2(f) below.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in ss.2(d) below.

         "Closing Date" has the meaning set forth in ss.2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group of Corporations" has the meaning set forth in Code ss.1563.



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         "Deferred Intercompany Transaction" has the meaning set forth in Treas.
Reg. ss.1.1502- 13.

         "Disclosure Schedule" has the meaning set forth in ss.3 below.


         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.


         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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

         "ERISA Affiliate" means any corporation, entity or individual which has ever been (i) a member of the same controlled group (within the meaning of Code
Section 414(b) or Section 4001 of Title IV of ERISA) as either Seller, under common control (within the meaning of Code Section 414(c)) with either Seller,
(iii) a member with either Seller of an affiliated service group (within the meaning of Code Section 414(m)) or (iv) required to be aggregated with either Seller pursuant to Code Section 404(o) or regulations promulgated thereunder.

         "Excess Loss Account" has the meaning set forth in Treas. Reg. ss.1.1502-19.

         "Extremely Hazardous Substance" has the meaning set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA ss.3(21).

         "Financial Statement" has the meaning set forth in ss.3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hired Employees" means those employees of the Seller hired by the Buyer no later than the first day immediately following the Closing Date.

         "Initial Purchase Price" has the meaning set forth in ss.2(c) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications,

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registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in ss.3(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in ss.3(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in ss.3(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).


         "Ordinary Course of Business means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "Reportable Event" has the meaning set forth in ERISA ss.4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" and "Sellers" have the meanings set forth in the preface above.

         "Seller Plan" means the MYCO Savings and Investment Plan sponsored by MYCO, Inc.

         "Seller Share" means any share of the Capital Stock of either Seller.

         "Seller Stockholder" means any person who or which holds any Seller Shares.


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




         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Survey" has the meaning set forth in ss.5(i) below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2. Basic Transaction.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this ss.2.

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Sellers not included within the definition of Assumed Liabilities.

         (c) Initial Purchase Price. The Buyer agrees to pay to the Sellers at the Closing $12 million in cash and 230,770 shares of Buyer Stock (the "Initial Purchase Price"). The Initial Purchase Price shall be allocated between Sellers as provided in Exhibit B.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Armstrong, Teasdale, Schlafly & Davis in St. Louis, Missouri, commencing at 9:00 a.m. local time on January ___, 1999 or such other date as the Parties may mutually determine (the "Closing Date").

         (e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in ss.6(b) below;
(iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit C and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Sellers (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as the Sellers and their counsel reasonably may request; and (v) the Buyer will deliver to the Sellers the consideration specified in ss.2(c) above.

         (f) Additional Purchase Price. MYCO will be entitled to receive as additional consideration hereunder (the "Additional Purchase Price") 153,845 shares of Buyer Stock reduced, however, by six times the amount (if any) by which MYCO's Adjusted EBITDA (excluding Transaction costs and expenses and the $50,000 accrued liability relating to the Sales and Use Tax Audit) for its year ending December 31, 1998 is less than $2,757,000. For purposes of such reduction, the Shares will be valued at $6.50 per Share. MYCO shall provide Buyer, within forty-five days after Closing, with a copy of MYCO's audited financial statements as of and for the years ended December 31, 1997 and 1998

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



and a calculation of Adjusted EBITDA for the year ended December 31, 1998 (the "Calculation"). If Buyer notifies MYCO in writing that it accepts the Calculation, or if Buyer fails to object thereto in writing on or prior to the 15th day after the date on which the Calculation is delivered to it, the Calculation shall be deemed to have been accepted by Buyer, and Buyer shall deliver to MYCO the number of shares of Buyer Stock representing the Additional Purchase Price.

         If Buyer, prior to the 15th day after delivery to it of the Calculation, delivers a written objection thereto to MYCO and if the Parties are unable to agree to the Calculation within fifteen (15) days after such written objection, the Parties shall retain the services of an independent accounting firm of national reputation (the "Auditor") to determine the amount of the Additional Purchase Price. Buyer and MYCO shall each bear 50% of the fees and other expenses of the Auditor. All Parties shall cooperate with the Auditor and provide it with all records and documentation the Auditor may reasonably request in order to determine the Additional Purchase Price. The determination of the Auditor shall be final and binding on all Parties.

         (g) Allocation. The Parties agree to allocate the Initial Purchase Price and the Additional Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B.

         (h) Employee Benefit Plans.

                  (i) Buyer's Employee Benefit Plans shall provide, for purposes of eligibility to participate and vesting, that employment of Hired Employees with Seller shall be treated as employment with Buyer and Buyer's Subsidiaries.

                  (ii) Effective as of the Closing Date, Buyer shall cause Source-Myco, Inc. ("S-M"), a Delaware corporation, to adopt and become the "plan sponsor" (within the meaning of Section 3(16)(B) of ERISA) of plans ("Buyer Welfare Plans") which have terms substantially the same as Seller Welfare Plans (defined


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



         below) for the benefit of the Hired Employees. The term
         "Seller Welfare Plans" means the following employee welfare benefit plans sponsored by Seller for the benefit of its eligible employees:
         Myco, Inc Flexible Benefit Plan (the "MYCO Cafeteria Plan") and Myco, Inc. Employee Health Benefit Plan (the "MYCO Medical Plan"). Seller shall cooperate with Buyer and S-M if Buyer and S-M want to receive an assignment or transfer of Seller's current excess loss (stop loss) insurance contract issued to Seller in connection with the MYCO Medical Plan. Nothing in this Agreement shall prevent Buyer or S-M from amending or terminating the Buyer Welfare Plans at any time or in any manner.

                  Seller shall pay in the Ordinary Course of Business all claims made under the MYCO Medical Plan prior to Closing Date for hospitalization, medical and dental benefits services rendered to Hired Employees (and eligible dependents of Hired Employees). Buyer shall cause S-M to assume liability for hospitalization, medical and dental benefits for Hired Employees (and eligible dependents of Hired Employees) for claims made on and after the Closing Date. The Buyer Welfare Plans shall take into account, for purposes of participant deductibles, out-of-pocket expenses for hospitalization, medical and dental benefits under the MYCO Medical Plan incurred by Hired Employees during the 1999 Plan Year (defined below) prior to the Closing Date. Seller shall furnish Buyer with a schedule setting forth the deductibles and out-of-pocket expenses incurred for each Hired Employee during the 1999 Plan Year. Seller shall pay S-M all amounts S-M pays under this paragraph for hospitalization, medical and dental benefits for Hired Employees with respect to claims incurred prior to the Closing Date. Such payments by Seller shall be made within thirty days of Seller being invoiced for such amounts by S-M (exclusive of any reimbursements S-M is entitled to receive for such claims under any excess loss or similar policy of insurance).

                  Any account balances (credits) for the benefit of a Hired Employee under the MYCO Cafeteria Plan as of the Closing Date shall be transferred by the Seller



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



         to S-M for the equivalent Buyer Welfare Plan and shall be maintained for the benefit of such Employee in accordance with the terms of such Buyer Welfare Plan. Seller shall transfer to S-M in cash, as soon as practicable following the Closing Date, the account balances valued as of the Closing Date, of Hired Employees under the MYCO Cafeteria Plan. Seller and Buyer shall reasonably cooperate so as to minimize any disruption to employee contributions made to such Buyer Welfare Plan before and after the Closing Date. Seller shall be entitled to reimbursement from Buyer after the Closing Date to the extent any of the Hired Employees receive an Excess Benefit (defined below) under the MYCO Cafeteria Plan prior to the Closing Date. The term "Excess Benefit" means the receipt of a benefit (reimbursement) by the Hired Employee under the MYCO Cafeteria Plan in excess of the employee's contribution for such benefit during the 1999 Plan Year prior to the Closing Date.

                  For purposes of this Subsection 2(h)(ii), the term "1999 Plan Year" shall mean the Plan Year of the Assumed Plans commencing January 1, 1999.

                  (iii) Seller shall, on or before the Closing Date, cause the accounts of Hired Employees under the Seller Plan to be fully vested. As soon as administratively possible, but no later than one hundred and twenty days after the Closing Date, Seller shall instruct the trustee under the Seller Plan to cause the transfer of cash, in an amount equal to the value of the accounts of Hired Employees under the Seller Plan as of a date chosen by Seller but not more than ten days prior to the date of such transfer, from the trust under the Seller Plan to the trust under the Buyer Plan; provided, however, that a participant loan credited to a Hired Employee's account under the Seller Plan, instead of being transferred to the trust under the Buyer Plan in cash, shall be assumed by the trust under the Buyer Plan. Upon receipt of assets pursuant to this Subsection 2(h)(iii), Buyer shall cause to be established for each Hired Employee an account in an amount equal to the value of such Hired Employee's account under the Seller Plan as of a date which is as close to the date of transfer as practicable.
         Seller contributions pursuant to the Seller Plan, which have accrued as of the Closing Date but have not been paid as of the time of transfer described in this Subsection 2(h)(iii), shall be paid by the Seller to the trust under the Buyer Plan and shall be credited to the accounts of Hired Employees under the Buyer Plan. Seller and Buyer shall cooperate as may be reasonably required with respect to each of the filings, calculations and other actions necessary to effect the transactions contemplated by this Subsection 2(h)(iii), including the obtaining of any governmental approvals required to effect such transfer and amendments of the Seller and Buyer Plans and related trusts, if necessary, to effect this Subsection 2(h)(iii).

                  (iv) Buyer shall cause S-M to assume and discharge all unpaid vacation pay and time, sick leave and paid holidays accrued by Hired Employees as of the Closing Date under the Seller vacation plan and payroll practices.

         3. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

         (a) Organization of the Sellers. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. Each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each Seller and the Seller Stockholders of each Seller have duly authorized the execution, delivery, and performance of this Agreement by such Seller. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either of the Sellers is subject or any provision of the charter or bylaws of either of the Sellers or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which either of the Sellers is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither of the Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

         (d) Brokers' Fees. Neither Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (e) Title to Assets. Each Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on its Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of such Most Recent Balance Sheet. Without limiting the generality of the foregoing, each

Seller has good and marketable title to all of its Acquired Assets, free and clear of any Security Interest or restriction on transfer.

         (f) Subsidiaries. Neither Seller has any Subsidiaries.

         (g) Financial Statements. Attached hereto as Exhibit F are the following financial statements (collectively the "Financial Statements"): (i) reviewed balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996 and December 31, 1997 (the "Most Recent Fiscal Year End") for each Seller; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine (9) months ended September 30, 1998 (the "Most Recent Fiscal Month End") for each Seller. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of each Seller as of such dates and the results of operations of each Seller for such periods, are correct and complete, and are consistent with the books and records of each Seller (which books and records are correct and complete).

         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either Seller. Without limiting the generality of the foregoing, since that date:

                  (i) neither Seller has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;


                  (ii) neither Seller has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (iii) no party (including either Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $20,000 to which either Seller is a party or by which either of them is bound;

                  (iv) neither Seller has imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) neither Seller has made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (vi) neither Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (vii) neither Seller has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $20,000;

                  (viii) neither Seller has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) neither Seller has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $20,000 or outside the Ordinary Course of Business;

                  (x) neither Seller has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) there has been no change made or authorized in the charter or bylaws of either Seller;

                  (xii) neither Seller has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiii) neither Seller has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xiv) neither Seller has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xv) neither Seller has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvi) neither Seller has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvii) neither Seller has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xviii) neither Seller has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xix) neither Seller has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xx) neither Seller has paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses such Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

                  (xxi) to Sellers' Knowledge, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either Seller; and

                  (xxii) neither Seller has committed to any of the foregoing.

         (i) Undisclosed Liabilities. Neither Seller has any Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (j) Legal Compliance. Each Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against either of them alleging any failure so to comply.

         (k) Tax Matters.

                  (i) Each Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by each Seller (whether or not shown on any Tax Return) have been paid. Neither Seller currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where either Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction within the last three (3) years. There are no Security Interests on any of the assets of each Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) Neither Seller or director or officer (or employee responsible for Tax matters) of each Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of each Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller Stockholders and the directors and officers (and employees responsible for Tax matters) of such Seller has Knowledge based upon personal contact with any agent of such authority. ss.3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of each Seller for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Seller since January 1, 1994.

                  (iv) Neither Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The unpaid Taxes of each Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
         (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Seller in filing its Tax Returns.

                  (vi) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code ss.280G. Neither Seller is a party to any Tax allocation or sharing agreement. Neither Seller (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was such Seller) or (B) has any Liability for the Taxes of any Person (other than such Seller) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (l) Real Property.

                  (i) ss.3(l)(i) of the Disclosure Schedule lists and describes briefly all real property that either Seller owns or to which either Seller controls title as the sole beneficiary of the land trust with American National Bank, as Trustee under trust agreement dated May 15, 1992 and known as Trust No. 115508-37 (the "Land Trust"). A certified copy of the Land Trust is attached hereto as Exhibit J. With respect to each such parcel of real property:

                           (A) the identified owner has good and marketable
                  title to the parcel of real property, free and clear of any Security Interest (other than those to be discharged at Closing, which are listed in Section 3(e) of the Disclosure Schedule), easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and matters disclosed by the title commitment recorded easements, covenants, zoning and building laws and building line restrictions and ordinances and other restrictions each of which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                           (B) there are no pending or, to the Knowledge of any
                  of the Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters having a material adverse affect on the current use, occupancy, or value thereof;

                           (C) Seller has received no written notice of a
                  violation of applicable setback requirements, zoning laws, and ordinances (and, to Sellers' Knowledge, none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications);

                           (D) Seller has not received any written notice
                  asserting that all facilities have not received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof;

                           (E) there are no leases, subleases, licenses,
                  concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                           (F) there are no outstanding options or rights of
                  first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                           (G) there are no parties (other than a Seller) in
                  possession of the parcel of real property, other than tenants under any leases disclosed in ss.3(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled; and

                           (H) all facilities located on the parcel of real
                  property are supplied with utilities and other services necessary for the operation of such facilities as currently operated.

                  (ii) ss.3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to each Seller (the "Leases"). The Sellers have delivered to the Buyer correct and complete copies of the Leases listed in ss.3(l)(ii) of the Disclosure Schedule (as amended to date). Each of the Leases shall be terminated as of the Closing.

         (m) Intellectual Property.


                  (i) Each Seller owns or has the sole and exclusive right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of such Seller as presently conducted. Each item of Intellectual Property owned or used by each Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Each Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) To Sellers' Knowledge, neither Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of either Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of such Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of such Seller.

                  (iii) ss.3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to either Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which either Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which either Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Each Seller delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). ss.3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by either Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in ss.3(m)(iii) of the Disclosure Schedule:

                           (A) the appropriate Seller possesses all and sole
                  right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) neither Seller has ever agreed to indemnify any
                  Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) ss.3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that either Seller uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.3(m)(iv) of the Disclosure Schedule:

                           (A) the license, sublicense, agreement, or permission
                  covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (B) the license, sublicense, agreement, or permission
                  will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                           (C) no party to the license, sublicense, agreement,
                  or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) no party to the license, sublicense, agreement,
                  or permission has repudiated any provision thereof;

                           (E) with respect to each sublicense, the
                  representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                           (F) the underlying item of Intellectual Property is
                  not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (G) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (H) neither Seller has granted any sublicense or
                  similar right with respect to the license, sublicense, agreement, or permission.

                  (v) To the Knowledge of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Sellers, neither Seller will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

         (n) Tangible Assets. Each Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset material to the operation of the business of either Seller is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (o) Inventory. The inventory of each Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any Notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Seller.

         (p) Contracts. ss.3(p) of the Disclosure Schedule lists the following contracts and other agreements to which either Seller is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to either Seller, or involve consideration in excess of $20,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement involving any of the Seller Stockholders and their Affiliates (other than the Sellers);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $70,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which a default exists and the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of either Seller; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in ss.3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, in accordance with its terms and conditions; (B) Seller is not, and to Sellers' Knowledge, any other party is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) Seller has not, and to Sellers' Knowledge, no other party has repudiated any provision of the agreement.

         (q) Notes and Accounts Receivable. All notes and accounts receivable of each Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Seller.

         (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either Seller.

         (s) Insurance. ss.3(s) of the Disclosure Schedule sets forth a Certificate of Insurance of Sellers, providing Sellers' property, casualty, liability, and workers' compensation coverage and bond and surety arrangements to which either Seller has been a party, a named insured, or otherwise the beneficiary of coverage.

Each Seller has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. ss.3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting either Seller.

         (t) Litigation. ss.3(t) of the Disclosure Schedule sets forth each instance in which either Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to Sellers' Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.3(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either Seller.

         (u) Product Warranty. To Sellers' Knowledge, each product manufactured, sold, leased, or delivered by either Seller has been in substantial conformity with all applicable contractual commitments and, to Sellers' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Seller. To Seller's Knowledge, no product manufactured, sold, leased, or delivered by either Seller is subject to any guaranty, warranty, or other written indemnity beyond the applicable standard terms and conditions of sale or lease. ss.3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each Seller (containing applicable guaranty, warranty, and indemnity provisions).

         (v) Product Liability. To Sellers' Knowledge, neither Seller has any Liability (and, to Sellers' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against such Seller giving rise to any

Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by either Seller.

         (w) Employees. Except as set forth on 3(w) of the Disclosure Schedule:

                  (i) To Sellers' Knowledge, no executive, key employee, or group of employees of the Seller has now or ever had any plans to terminate employment with either Seller.

                  (ii) To Sellers' Knowledge, there is not pending or, threatened any strike, walkout or other work stoppage or any union organizing effort relating to the Sellers' employees.

                  (iii) With respect to their employees, Sellers, to their Knowledge, are in compliance with all Federal and state laws with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice, and there is no unfair labor practice complaint against the Sellers with respect to their employees pending before the National Labor Relations Board.

                  (iv) With respect to Sellers' employees, no organized labor representation question exists and no grievance or any arbitration proceeding is pending and no claim therefore exists.

                  (v) Sellers have not experienced any labor stoppage, concerted labor activity, or other material labor difficulty with respect to their employees during the last three years.

                  (vi) No current or former employee of Sellers has a formal or informal claim against Sellers, which is currently pending, on account of or for:

                  1. overtime pay, other than overtime pay for the current period;

                  2. wages or salary for any period other than the current payroll period;

                  3. vacation, time off or pay in lieu of vacation or time off, other than that earned with respect to the current fiscal year; or

                  4. any violation of any Federal, state or local antidiscrimination statute, breach of terms of employment or wrongful discharge whether arising under any contract or statute, or any tort.

                  (vii) Sellers have no outstanding commitment or agreement to effect any general wage or salary increase for their employees, except in the Ordinary Course of Business, have not increased the salary or wages of any of their employees since the Most Recent Financial Statements and have no plan or commitment to amend any Employee Benefit Plan.


                  (viii) Except for persons hired on a short-term, temporary basis, none of the persons employed by the Sellers is provided to Sellers under a contract with a third party.

                  (ix) With respect to their employees, Sellers, to their Knowledge, are not in violation in any material respect of the Americans with Disabilities Act of 1990 or any law, regulation or order relating to employment discrimination or occupational safety, nor have Sellers received any unresolved complaint from any Federal or state agency alleging violations of any such laws or regulations, nor are Sellers subject to any orders or consent decrees remedying any such prior violation.

         (x) Employee Benefits.

                  (i) ss.3(x) of the Disclosure Schedule lists each Employee Benefit Plan that either Seller maintains or to which either Seller contributes.

                           (A) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form (but only to the extent the governing plan document is required to comply in form and content prior to the Closing Date with applicable legal requirements) and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (B) All reports and descriptions required to be filed
                  with governmental agencies or distributed to employees, plan participants or their beneficiaries (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss.4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (C) All contributions (including all employer
                  contributions and employee salary reduction contributions) to an Employee Benefit Plan which is an Employee Pension Benefit Plan which are due prior to the Closing Date have been or will be paid to such Plan prior to such date and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Sellers. All premiums or other payments for all periods ending on or before the

                  Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (D) Each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a) and has received a favorable determination letter from the Internal Revenue Service covering all legal requirements which must be in the governing plan document prior to the Closing Date.

                           (E) The Sellers do not presently sponsor, and have
                  never previously sponsored an Employee Benefit Plan which is a defined benefit pension plan within the meaning of Section 3(35) of ERISA.

                           (F) The Sellers have delivered to the Buyer, for each
                  Employee Benefit Plan, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (ii) With respect to each Employee Benefit Plan that either Seller maintains or ever has maintained or to which either of them contributes, ever has contributed, or ever has been required to contribute:

                  (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been, prior to the Closing Date, completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Seller
         Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Sellers threatened.

                  (B) Prior to the Closing Date, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. In the case of any Fiduciary which is a Seller or any officer or employee of a Seller, no such Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. In the case of any Fiduciary other than a Seller or any officer or employee of a Seller, neither the Sellers nor any of the Seller Stockholders have any Knowledge of any Liability of such Fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Seller Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Sellers threatened. None of the Seller Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (C) Neither Seller has incurred, and none of the Seller Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Sellers has any reason to expect that either Seller will incur; any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan other than any liability for routine payments, such as user fees in connection with the request for a favorable determination as to the tax qualified status of an Employee Pension Benefit Plan.

                  (iii) Neither Seller nor any ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability) under any Multiemployer Plan.

                  (iv) Neither Seller nor any ERISA Affiliate has any liability under Title IV of ERISA with respect to the termination of any Employee Pension Benefit Plan or liability under Section 4063 of Title IV of ERISA.

                  (v) To the knowledge of Seller, Seller Stockholders, and Seller Directors, officers and employees responsible for employee benefit matters, no event has occurred which could result in a material increase in the premium costs of the MYCO Medical Plan and/or the MYCO Cafeteria Plan in excess of premium costs as of the Closing Date.

                  (vi) Seller has never sponsored an Employee Welfare Benefit Plan which provides medical or life insurance benefits, other than otherwise required by Part 6 of Subtitle B of Title I of ERISA beyond an employee's employment with Seller.

         (y) Guaranties. Neither Seller is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         (z) Environment, Health, and Safety.

                  (i) To Sellers' Knowledge, each of the Sellers and its predecessors has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to Sellers' Knowledge, each of the Sellers and its predecessors has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                  (ii) To Sellers' Knowledge, neither Seller has any Liability (and, to Sellers' Knowledge, neither Seller has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could, to Sellers' Knowledge, form the Basis for any material present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                  (iii) To Sellers' Knowledge, all properties and equipment used in the business of the Sellers have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances or such materials have been used in compliance with applicable laws.

         (aa) Certain Business Relationships With the Sellers. None of the Seller Stockholders and their Affiliates has been involved in any business arrangement or relationship with either of the Sellers within the past twelve (12) months, and none of the Seller Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of either of the Sellers.

         (ab) Disclosure. The representations and warranties contained in this ss.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.3 not misleading.


         (ac) Investment. Each Seller (i) understands that the shares of Buyer Stock to be delivered to Sellers hereunder have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Seller Stockholders), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock, and (vi) is an Accredited Investor for the reasons set forth in ss.3(ac) of the Disclosure Schedule.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

         (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

         (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         (e) Buyer Plan. The Buyer Plan complies in all material respects with the applicable requirements of ERISA, meets the requirement of a "qualified plan" under Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service to this effect. No act or omission has occurred which would cause the loss of qualified status for the Buyer Plan under Code section 401(a). All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and the summary plan description) have been appropriately and timely filed and distributed with respect to the Buyer Plan. There have been no prohibited transactions as defined in Section 406 of Title I of ERISA with respect to the Buyer Plan. No litigation concerning the Buyer Plan is pending or, to the Buyer's knowledge, threatened, nor, to the Knowledge of the Buyer, is there outstanding or threatened any complaint to the Department of Labor concerning the Buyer Plan. Neither the Buyer nor its affiliates nor any of their officers, employees or any other Fiduciary has any liability for failure to comply with ERISA, the Code or any other law for any action or failure to act in connection with the administration of investment of the Buyer Plan. The Buyer has delivered to the Sellers, for the Buyer Plan, correct and complete copies of the plan and trust documents, the summary plan description, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 reports, the three most recent audited financial reports, and all insurance contracts and funding agreements which implement the Buyer Plan.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

         (b) Notices and Consents. Each Seller will give any notices to third parties, and each Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in ss.3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(c) and ss.4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

         (c) Operation of Business. Neither Seller will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, neither Sellers will
(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses such Seller have incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, and (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.3(h) above.

         (d) Preservation of Business. Each Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Reasonable Access. Each Seller will permit representatives of the Buyer to have reasonable access upon reasonable notice to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Seller.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. Neither Seller will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of either Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) Title Insurance. The Sellers will obtain, at Buyer's cost, in preparation for the Closing an ALTA Owner's Policy of Title Insurance Form B-1994, issued by Chicago Title Insurance Company, in such amount as that portion of the Purchase Price allocated to the real estate and improvements insuring title to such real property to be in the Buyer as of the Closing (subject only to the title exceptions described above in ss.3(l)(i) and in ss.3(l)(i) of the Disclosure Schedule). Each title insurance policy delivered under ss.5(h) shall (A) insure title to the real property and all recorded easements benefitting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property and (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property.

         (i) Surveys. With respect to each parcel of real property that either Seller owns and as to which a title insurance policy is to be procured pursuant to ss.5(h) above, the Sellers will procure in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, recorded and visible easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey material defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

         6. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) each Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) each Seller shall have procured all of the third party consents specified in ss.5(b) above, all of the title insurance commitments, policies, and riders specified in ss.5(h) above, and all of the surveys specified in ss.5(i) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the former businesses of the Sellers (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) each Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(iv) is satisfied in all respects;

                  (vi) Buyer shall have entered into side agreements in form and substance as set forth in Exhibits G-1, G-2 and G-3, respectively, attached hereto with Robert Yedor, Hugh Shannon and John Quinn and the same shall be in full force and effect;

                  (vii) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Buyer, and dated as of the Closing Date;


                  (viii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iii) is satisfied in all respects;

                  (v) Buyer shall have entered into side agreements in form and substance as set forth in Exhibits G-1, G-2 and G-3, respectively, with Robert Yedor, Hugh Shannon and John Quinn and the same shall be in full force and effect;

                  (vi) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

                  (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

                  (viii) Robert Yedor, the Seller Stockholder being released from all guarantees relating to any financing or other obligation of Sellers.

                  (ix) the Buyer delivering at Closing to Sellers the executed of Industrial Revenue Bonds Assumption Agreement, in the form set forth on Exhibit K.

The Sellers may waive any condition specified in this ss.6(b) if they execute a writing so stating at or prior to the Closing.

         7. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers on or before December 31, 1998 if the Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Sellers;

                  (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event either Seller have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before February 1, 1999, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before February 1, 1999, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from a Sellers breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         8. Miscellaneous.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Agreement With Seller Stockholders.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Buyer will use its reasonable best efforts to advise the Sellers prior to making the disclosure).

         (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

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




         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Sellers:
                  -----------------

                  MYCO, Inc.
                  RY, Inc.
                  1122 Milford Avenue
                  Rockford, Illinois 61109
                  Attn: Robert Yedor, President

                  Copy to:
                  -------



                  Schwartz & Freeman
                  401 N. Michigan Avenue, Suite 1900
                  Chicago, Illinois 60611
                  Attn:  Lewis Greenblatt, Esq.

                  If to Buyer:
                  -----------


                  The Source Information Management Company
                  11644 Lilburn Park Road
                  St. Louis, Missouri 63146
                  Attn:  S. Leslie Flegel, Chairman & CEO

                  Copy to:
                  -------



                  Armstrong Teasdale LLP
                  One Metropolitan Square
                  St. Louis, Missouri 63102
                  Attn:  John L. Gillis, Jr., Esq.

Prior to Closing, any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. The Sellers may consent to any such amendment at any time prior to the Closing with the prior authorization of their respective boards of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Buyer, the Sellers, and the Seller Stockholders will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except for Buyer's payment of Sellers' 1997 and 1998 audit costs upon the Closing of this Transaction or if Buyer fails to close this Transaction in breach of this Agreement. Each Seller also agrees that it has not paid any


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



amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Sellers and the Seller Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matte, in addition to any other remedy to which it may be entitled, at law or in equity.

                  (o) Bulk Transfer Laws. The Buyer acknowledges that the Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                THE SOURCE INFORMATION MANAGEMENT COMPANY


                                   /s/ S. Leslie Flegel
                                By:___________________________________________
                                   S. Leslie Flegel
                                   Chairman and Chief Executive Officer



                                MYCO, INC.


                                   /s/ Robert Yedor
                                By:___________________________________________
                                   Robert Yedor
                                   President



                                RY, INC.


                                   /s/ Robert Yedor
                                By:___________________________________________
                                   Robert Yedor
                                   President

A list briefly identifying the contents of all omitted schedules and exhibits to the Asset Purchase Agreement (the "Agreement") dated as of February 26, 1999, by and between The Source Information Management Company ("Registrant"), MYCO, Inc. and RY, Inc. appears in the Table of Contents to the Agreement. Registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.